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                                                                     EXHIBIT 3.3


                             ARTICLES OF AMENDMENT

                                      OF

                                 EGGHEAD, INC.

     The following Articles of Amendment are executed by the undersigned, a Washington corporation:

     1.  The name of the corporation is Egghead, Inc.

     2. Effective upon filing these Articles of Amendment with the Secretary of State of the state of Washington, Article I of the Restated Articles of Incorporation of the corporation is amended to read as follows:

                               "ARTICLE I - NAME

              The name of this corporation is Egghead.com, Inc."

     3. The amendment was duly adopted by the Board of Directors of the corporation on January 27, 1998, pursuant to RCW 23B.10.020.

     4. The amendment was duly approved adopted by the Board of Directors of the corporation and shareholder action was not required.

     These Articles of Amendment are executed by said corporation by its duly authorized officer.

     DATED:  February 9, 1998.


                              EGGHEAD, INC.

                              By /s/ George P. Orban
                                 --------------------------------------
                                 George P. Orban, Chairman of the Board